News Release/ For Release October 22, 2003/ 10:00 A.M.

FNB Bancshares, Inc. Announces Third Quarter Earnings

Contact:   V. Stephen Moss, President & Chief Executive Officer or Kimberly D. Barrs, Senior
                  Vice President & Chief Financial Officer
                  (864) 488-2265

Gaffney, S.C. October 22, 2003 – Today FNB Bancshares, Inc. (OTC Bulletin Board: FNBC), the holding company for First National Bank of the Carolinas, reported earnings for the third quarter of 2003.

Net income for the third quarter 2003 increased $15,888, or 11%, to $161,858, or $0.22 per diluted share, from $145,970, or $0.21 per diluted share, for the third quarter 2002. Return on average assets was 0.88% for the third quarter 2003 compared to 0.95% for the third quarter 2002. Return on average equity was 8.50% for the third quarter 2003 compared to 8.35% for the third quarter 2002.

Net income for the nine months ended September 30, 2003 was $474,621 or $0.67 per diluted share, compared to $376,533, or $0.54 per diluted share, for the nine months ended September 30, 2002. Return on average assets was 0.84% for the nine months ended September 30, 2003 compared to 0.88% for the nine months ended September 30, 2002. Return on average equity was 8.56% for the nine months ended September 30, 2003 compared to 7.44% for the nine months ended September 30, 2002.

As of September 30, 2003, total assets of FNB Bancshares, Inc. were $71.7 million, compared to $70.2 million as of December 31, 2002 and $61.7 million as of September 30, 2002. Deposits were $60.4 million as of September 30, 2003, compared to $57.9 million as of December 31, 2002 and $50.9 million as of September 30, 2002. As of September 30, 2003, loans receivable were $55.0 million, compared to $51.2 million as of December 31, 2002 and $49.8 million as of September 30, 2002.

Steve Moss, president and chief executive officer commented, “We are pleased to report another solid quarter in the midst of a historically low interest-rate environment. Our net interest margin remains strong at 4.34% for the quarter ended September 30, 2003 and 4.30% for the nine months ended September 30, 2003. Though we believe we will benefit when interest rates rise, we will maintain our focus on non-interest income sources to help ensure continued increase of shareholder value.”

FNB Bancshares, Inc. has assets of $71.7 million and is the holding company for First National Bank of the Carolinas, a local community bank based in Cherokee County, South Carolina. First National Bank operates three banking offices, two located in Gaffney, South Carolina and one located in Blacksburg, South Carolina.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non interest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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